PERFORMANCE SHARE UNIT AWARD
UNDER THE
2021 LINDE PLC
LONG TERM INCENTIVE PLAN
Effective as of (#insert grant date#) (the “Grant Date”), «Legal_First_Name» «Last_Name» (the “Participant”) is hereby granted the following Performance Share Unit Award under the 2021 Linde plc Long Term Incentive Plan (the “Plan”), subject to the terms and conditions of the Plan, which are incorporated herein by reference, and those set forth below. The Plan shall control in the event of any conflict between the terms and conditions of the Plan and those set forth in this Award.

This Award has been conveyed and will be managed online, and the Participant’s online acceptance and acknowledgement of this Award constitutes his or her acceptance of all of the terms and conditions of the Plan and this Award. A copy of the Plan has been made available to the Participant, and the Participant hereby acknowledges that he or she has read and understands the Plan and this Award.
Capitalized terms used herein and not defined shall have the meanings set forth in the Plan, as the same may be amended from time to time. For purposes of this Award, Linde plc (the “Company”) and its Subsidiaries are collectively referred to herein as “Linde.”
1.Award of Performance Share Units, Performance Measure and Performance Period.
a.Award. The Participant is hereby granted an Award of (insert #) notional “Performance Share Units” (the “Award”). A Performance Share Unit is a bookkeeping entry which is intended to be equal in value to a single Share. For purposes of this Award, (insert #) Performance Share Units are considered the Participant’s “Target Amount.” Except as otherwise provided herein, the payment due in settlement of the Participant’s vested Award shall be made in the form of Shares, with the number of Shares payable determined by reference to the Company’s Total Shareholder Return (“TSR”) relative to the TSR of the Peer Index (“Relative TSR”) over the three-year period commencing on January 1, 202x and ending on December 31, 202x (the “Performance Period”) as set forth below.
b.Applicable Definitions. For purposes of this Award:
(i)“Total Shareholder Return” or “TSR” shall mean the percentage equal to the appreciation in the underlying company’s stock price from the beginning to the end of the Performance Period plus the value of dividends paid on such stock during the Period (which shall be deemed to have been reinvested in the underlying company’s stock effective as of the “ex-dividend” date based on the then closing price of such company). The stock prices at the beginning and end of the Performance Period will be determined using the trailing average stock price over the 20 trading days prior to the beginning and end of the Performance Period, as applicable.
(ii)“Relative TSR” shall mean the Company’s TSR for the Performance Period relative to that of the TSR for the Performance Period of each member company on the Peer Index, expressed as a percentile rank.
(iii)“Peer Index” shall mean a weighted combination of the S&P 500 Index excluding Financial sector companies(weighted 67%) and the Eurofirst 300 (weighted 33%). For purposes of the Relative TSR determination, the companies that comprise the S&P 500 Index and the Eurofirst 300, respectively, on the first day of the Performance Period (each a “Peer Company” and collectively , the “Peer Companies”) will remain constant throughout the performance period. As a result, at the end of the Performance Period, the actual number of Peer Companies used to calculate Relative TSR is expected to be fewer than at the beginning of the Performance Period. In determining Relative TSR, the Committee may, in its discretion, make adjustments to the list of Peer Companies and assumptions with respect to any such Peer Company’s TSR to reflect events that occur during the Performance Period, including, but not limited to, acquisitions, divestitures, spin-offs, bankruptcy, insolvency and other extraordinary events.
2.Vesting of Award; Treatment upon Termination of Service; Change in Control.
a.Vesting Generally. Except as otherwise provided in this Section 2, this Award shall vest on the third anniversary of the Grant Date, provided that: (i) the Participant has remained continuously employed by Linde at all times from the Grant Date through the third anniversary of the Grant Date (a Participant who is employed by a Subsidiary shall be deemed to have terminated employment by action of Linde other than for cause for purposes of this Award at such time as the employing entity ceases to be a Subsidiary); and (ii) the Company’s Relative TSR meets the minimum threshold Performance Goal for payout set forth in Section 3.a. Payment with respect to such vested Award shall be determined and made in accordance with Section 3.a.
b.Death or Disability. Notwithstanding any provision of this Section 2 to the contrary, if after the Grant Date, but prior to the third anniversary of the Grant Date:
(i)the Participant’s employment with Linde terminates by reason of the Participant’s death; or
(ii)the Participant becomes Totally and Permanently Disabled while employed by Linde;
this Award shall become immediately vested and payment with respect to such vested Award shall be determined and made in accordance with

Section 3.b. For purposes of this Award, a Participant shall be “Totally and Permanently Disabled” if the Participant is determined by Linde to be unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
c.Termination by Action of Linde Other than for Cause, or Termination After Attaining Certain Age and Service Requirements. Notwithstanding any provision of this Section 2 to the contrary, in the event the Participant’s employment with Linde terminates on or after the first anniversary of the Grant Date, but prior to the third anniversary of the Grant Date, by reason of the Participant’s:
(i)termination of employment by action of Linde other than for cause and not due to the Participant’s Total and Permanent Disability; or
(ii)termination of employment with Linde, other than for cause and not due to the Participant’s death or Total and Permanent Disability, after: (a) attaining age 65; or (b) attaining age 55 and completing at least ten (10) years of employment with Linde, this Award shall vest on the third anniversary of the Grant Date, provided that the Company’s Relative TSR meets the minimum threshold Performance Goal for payout set forth in Section 3.a. Payment with respect to such vested Award shall be determined and made in accordance with Section 3.a. For purposes of this Section 2.c. only, the Participant’s termination by action of Linde for cause, shall include, but not be limited to, the Participant’s termination by action of Linde for violation of Linde’s Code of Business Integrity (or any superseding integrity policy) or poor performance.
d.Change in Control. Notwithstanding any provision of this Section 2 to the contrary, in the event of a Change in Control occurring prior to the third anniversary of the Grant Date, payment with respect to this Award shall be determined and made in accordance with Section 3.c. and this Award shall be subject to time-based vesting through the third anniversary of the Grant Date, provided, however, that in the event the Participant’s employment with Linde or any successor thereto is terminated (a) by action of Linde other than for Cause or (b) by the Participant with Good Reason, in each case, within two (2) years following the Change in Control, this Award, to the extent not previously vested, shall become immediately vested.
(i)For purposes of this Section 2.d., “Cause” shall have the meaning set forth in the Participant’s employment agreement or severance compensation agreement, in either case, as in effect immediately before the Change in Control. In the absence of any such agreement or in the event that such agreement does not contain a definition of “Cause,” Cause shall mean (a) the Participant’s willful and continued

failure to substantially perform his or her reasonably assigned duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), (b) the Participant’s breach of his or her fiduciary duty, (c) the Participant’s commission of a felony or of a lesser crime involving fraud or moral turpitude, or (d) the Participant’s material breach of any written Company policy (including Linde’s Standards of Business Integrity (or any superseding integrity policy)) or any written agreement with the Company, which breach is materially injurious to the Company, and no termination of the Participant’s employment shall be for Cause until (1) there shall have been delivered to the Participant a notice of termination and (2) Participant shall have 30 days following the receipt of notice from the Company to cure the act or omission that is the basis of such claim, to the extent such act or omission is curable, including the Participant having been provided an opportunity to be heard in person by the Board (or its successor).
(ii)For purposes of this Section 2.d., “Good Reason” shall have the meaning set forth in the Participant’s employment agreement or severance compensation agreement, in either case, as in effect immediately before the Change in Control, provided, however, that in the absence of any such agreement or in the event that such agreement does not contain a definition of “Good Reason,” Good Reason shall mean, without the Participant’s express written consent, (a) a material reduction in the annual rate of base salary or target bonus opportunity, in each case, as in effect immediately prior to the date of the Change in Control or as the same may be increased from time to time thereafter, (b) the assignment of any duties or responsibilities or diminution of duties or responsibilities which are inconsistent with the Participant’s title, status or position (including a change in any position reporting to the Participant or any position to which the Participant reports) with Linde in effect immediately prior to the Change in Control, or (c) requiring the Participant to relocate to a principal work location where the distance between the Participant’s primary residence and new principal work location is more than 50 miles greater than the distance from the Participant’s primary residence and principal work location as in effect immediately prior to the date of the Change in Control, provided, however, that Good Reason shall not exist unless the Participant provides Linde with a notice of termination not later than 60 days after the occurrence of the event giving rise to Good Reason and Linde fails to remedy such condition to the Participant’s reasonable satisfaction within 30 days of such notice.
e.Forfeiture of Award.

(i)In the event the Participant’s employment with Linde terminates for any reason other than those specifically set forth in Sections 2.b. or 2.c. prior to the third anniversary of the Grant Date and before the occurrence of a Change in Control, this Award shall be immediately forfeited.
(ii)Absent the occurrence of a Change in Control occurring prior to the third anniversary of the Grant Date, and to the extent not previously forfeited pursuant to Section 2.e.(i), this Award shall be immediately forfeited as of the end of the Performance Period if the Company’s Relative TSR does not meet the minimum threshold Performance Goal for payout set forth in Section 3.a.
(iii)In the event this Award is forfeited for any reason, no payment shall be made in settlement of the Award.
3.Payment of Vested Award.
a.Performance Goal and Determination of Amount of Payment. Except as otherwise provided in this Section 3, the number of Shares payable in settlement of the Participant’s vested Award shall be determined by reference to the Linde plc’s Relative TSR in accordance with the table below, and may range from 0% to 200% of the Participant’s Target Amount. Each Performance Share Unit is equivalent to one Share. Payouts will be interpolated if the Relative TSR attained falls between the Relative TSR Rank percentiles specified in the table, and will be rounded down to the nearest whole number of Shares. The payment of Shares pursuant to this Section 3.a. will be made as soon as practicable after the date the Award becomes vested, but in no event later than December 31, 202X1.

Relative TSR Rank By Percentile	Payout as Percentage of Target Amount
Less than 25th	0%
25th (Threshold)	25%
50th (Target)	100%
75th or Higher (Maximum)	200%

b.Determination of Amount of Payment Following Death or Total and Permanent Disability. In the event the Participant becomes vested in this Award by reason of his or her death or Total and Permanent Disability in accordance with Section 2.b., this Award shall be settled by payment of a number of Shares equal to the product of (i) the Participant’s Target Amount, times (ii) a fraction having a numerator equal to the number of days elapsed from the Grant Date through the date the Participant’s death or Total and
1 Insert year of third anniversary of Grant Date.

Permanent Disability (as applicable), and a denominator equal to 1,095, as soon as practicable following the date the Award becomes vested, but in no event later than March 15th of the year following the year in which the Award becomes vested.
c.Determination of Amount of Payment Following a Change in Control. In the event of a Change in Control occurring prior to the third anniversary of the Grant Date, the amount payable in settlement of this Award shall be the Participant’s Target Amount, or if greater, the percentage of the Participant’s Target Amount determined based on the achievement of the applicable performance goals as of the effective date of the Change in Control, as determined by the Committee in its sole discretion, and this Award shall vest in accordance with Section 2.d. Payment will be made as soon as practicable following the earlier of (i) the date the Participant’s employment is terminated by action of Linde other than for Cause or by Participant with Good Reason or (ii) the third anniversary of the Grant Date. Notwithstanding any provision of this Award to the contrary, any amounts paid in settlement of this Award pursuant to this Section 3.c. shall be paid in Shares or such other form having a value equivalent to the Award amount payable, as may be authorized by the Committee in its sole discretion. All references to the Committee in this Section 3.c. shall mean the Committee as constituted immediately before the Change in Control.
4.Other Terms and Conditions. It is understood and agreed that the Award evidenced hereby is subject to the following terms and conditions:
a.Rights of Participant. Except as provided in Section 4.d., the Participant shall have no right to transfer, pledge, hypothecate or otherwise encumber the Award. Prior to the payment of Shares in satisfaction of this Award, the Participant shall have none of the rights of a stockholder of the Company with respect to the Award, including, but not limited to, voting rights and the right to receive or accrue dividends or dividend equivalents. Notwithstanding any provision of the Plan or this Award to the contrary, Shares delivered in satisfaction of this Award shall be subject to applicable Linde policies as from time to time in effect, including but not limited to, Linde’s insider trading and Executive Stock Ownership Policies.
b.No Right to Continued Employment. This Award shall not confer upon the Participant any right with respect to continuance of employment by Linde nor shall this Award interfere with the right of Linde to terminate the Participant’s employment.
c.No Right to Future Awards. The selection of recipients of Awards under the Plan is determined annually on the basis of several factors, including job responsibilities and anticipated future job performance. The Participant’s selection to receive this Award shall in no way entitle him/her to receive, or otherwise obligate Linde to provide the Participant, any future Performance Share Unit Award or other award under the Plan or otherwise.

d.Transferability. This Award is not transferable other than:
(i)in the event of the Participant’s death, in which case this Award shall be transferred to the Participant’s executor, administrator, or legal representative, or
(ii)pursuant to a domestic relations order.
Any transfer of this Award, in whole or in part, is subject to acceptance by the Company in its sole discretion and shall be affected according to such procedures as the Company’s Chief Human Resources Officer may establish. The provisions of this Award, relating to the Participant, shall apply to this Award notwithstanding any transfer to a third party.
e.Cancellation of Award. Notwithstanding any other provision of this Award, the Committee may, in its sole discretion, cancel, rescind, suspend, withhold, or otherwise limit or restrict this Award, and/or recover any gains realized by the Participant in connection with this Award, in the event any actions by the Participant are determined by the Committee to (i) constitute a conflict of interest with Linde, (ii) be prejudicial to Linde’s interests, or (iii) violate any non-compete agreement or obligation of the Participant to Linde, any confidentiality agreement or obligation of the Participant to Linde, Linde’s applicable policies, or the Participant’s terms and conditions of employment.
f.Clawback. This Award shall be subject to the clawback or recapture policy, if any, that Linde may adopt from time to time to the extent provided in such policy and, in accordance with such policy, may be subject to the requirement that this Award be repaid to Linde after it has been distributed or paid to the Participant.
5.Tax Withholding. Upon the date of payment of the Award, Linde will deduct from the number of Shares (or other form of payment, if applicable) otherwise due the Participant, Shares (or other form of payment, if applicable) having a Fair Market Value (or fair market value in the event of payment other than in Shares) sufficient to discharge all applicable federal, state, city, local or foreign taxes of any kind required to be withheld with respect to such payment, provided that, if Shares are so withheld, they shall be withheld only up to the rate that will not trigger a negative accounting impact on Linde. In the alternative, Linde shall have the right to require the Participant to pay cash to satisfy any applicable withholding taxes as a condition to the payment of the Award.
6.References. References herein to rights and obligations of the Participant shall apply, where appropriate, to the Participant’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Award.
7.Governing Law. This Award shall be governed by and construed in accordance with the laws of Connecticut, without giving effect to principles of conflict of laws.

8.No Third Party Beneficiaries. Except as expressly provided in the Plan or herein, neither the Plan nor this Award will confer on any person other than Linde and the Participant any rights or remedies under the Plan or hereunder.
IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its proper officer hereunto duly authorized, as of the day and year first hereinabove written.

Linde plc

By
David Strauss Chief Human Resources Officer